Exhibit 99.1

news release

Omnicare Reports Third-Quarter 2011 Financial Results

•	Third-Quarter Gross Profit of $346.1 Million; Gross Margin Expansion of 80 Basis Points Sequentially to 22.4%
•	Quarterly Cash Flows from Continuing Operations Increase to $167.1 Million
•	Adjusted Income from Continuing Operations Per Diluted Share of $0.54; 8% Growth from $0.50 in 2011 Second Quarter
•	Company Provides Updated Guidance

COVINGTON, Ky., October 25, 2011 – Omnicare, Inc. (NYSE:OCR) reported today financial results for its third quarter ended September 30, 2011.

“We are pleased with our solid third quarter results, which reflect the progress we are making to become a more operationally driven and customer-focused company,” said John Figueroa, Omnicare’s Chief Executive Officer.  “We are executing on our operating objectives while establishing new ones, and we remain focused on continuing to drive enhanced value for our shareholders, customers and other important stakeholders.”

Third-Quarter Results

Prior Year Comparison

Financial results from continuing operations for the quarter ended September 30, 2011, as compared with the same prior-year period, were as follows:

•	Adjusted gross profit (see discussion below and attached supplemental information) was $346.1 million as compared with $330.6 million
•	GAAP income from continuing operations per diluted share (see “per share” discussion below and attached supplemental information) was $0.33 versus a $0.08 loss
•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $0.54 versus $0.53
•	Adjusted EBITDA (see discussion below and attached supplemental information) from continuing operations was $157.2 million compared to $142.2 million

Cash flows from continuing operations for the quarter ended September 30, 2011 was $167.1 million versus $116.3 million in the comparable prior-year quarter.  Included in the third quarter of 2011 was $22.7 million related to the settlement of a receivable dispute with a large customer.  Included in the third quarter of 2010 was a settlement payment of approximately $21 million as well as approximately $7 million of executive separation-related payments.

Sequential Comparison

In comparison to the second quarter of 2011, financial results from continuing operations for the third quarter of 2011 were as follows:

•	Gross profit was $346.1 million as compared with $336.4 million
•	GAAP income from continuing operations per share was $0.33 versus $0.32
•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $0.54 versus $0.50
•	Adjusted EBITDA (see discussion below and attached supplemental information) from continuing operations was $157.2 million compared to $146.3 million

“The favorable dynamics currently present in the pharmaceutical marketplace, especially the increased availability of generic drugs, improve the economics for both Omnicare and its customers,” said Mr. Figueroa.  “During the quarter, we realized the advantages of the rise in generic drug utilization, which, coupled with our insourcing and other efficiency improvement initiatives, more than offset a modest deceleration in industry prescription volumes.  In addition, we have seen positive results from our efforts to reaccelerate growth in our Specialty Care Group.”

Financial Position

During the third quarter of 2011, Omnicare entered into a new $750 million senior unsecured credit facility, comprised of a $300 million revolving credit facility and a $450 million Term A Loan, replacing the Company’s previous $400 million senior secured revolving credit facility.  Omnicare used the proceeds from the Term A Loan to redeem $25 million of its 6.125% Senior Subordinated Notes due 2013 (the “6.125% Notes") and $425 million of its Senior Subordinated Notes due 2015 (the “6.875% Notes").

Also during the three-month period, Omnicare completed its offering of an additional $150 million aggregate principal amount of its 7.75% Senior Subordinated Notes due 2020.  Subsequent to the end of the quarter, Omnicare used the proceeds from the offering of 7.75% Notes to redeem the remaining $50 million principal amount on the 6.125% Notes and the remaining $100 million principal amount on the 6.875% Notes.

In connection with its offering of the additional 7.75% Notes, the Company entered into two interest rate swap agreements, under which Omnicare pays a floating rate based on the London interbank offered rate, plus a weighted average spread of 5.32%.

Omnicare concluded the third quarter of 2011 with no borrowings outstanding on its revolving credit facility and $681.6 million in cash on its balance sheet.  Omnicare’s total debt to total capital of 36.2% at September 30, 2011, was up approximately 60 basis points from 35.6% at December 31, 2010 due to the redemption of the remaining 6.125% Notes and 6.875% Notes taking place in the fourth quarter of 2011.

With respect to its share repurchase program, Omnicare repurchased approximately 1.8 million shares of common stock during the quarter and paid an aggregate amount of $50.1 million.  As of September 30, 2011, the Company had $78.9 million of availability under its current share repurchase authorization.

“During the third quarter, we maintained a high level of cash flow efficiency and working capital management while making further steps to strengthen our capital structure,” said John L. Workman, Omnicare’s President and Chief Financial Officer.  “Our quarterly cash flows from continuing operations of $167 million brings our nine-month total to $448 million, positioning us for a record full-year performance.  This elevated level of cash flow generation has enabled us to continue redeploying capital in areas we expect will create value for our shareholders.”

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items discussed elsewhere herein, and to present results on a continuing operations basis.  For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted at the Investor Relations section of Omnicare’s Web site at http://ir.omnicare.com.  Additionally, the Company will make supplemental slides available in the same section on its Web site today that will include the number of scripts dispensed, beds served, and other information relevant to Omnicare’s operations.

Nine-Month Results

Financial results from continuing operations for the nine months ended September 30, 2011, as compared with the same prior-year period, were as follows:

•	Net sales were $4,625.8 million as compared with $4,500.0 million
•	GAAP income from continuing operations per share was $1.07 as compared with $0.61
•	Adjusted income from continuing operations (see discussion below and attached supplemental information) per share was $1.55 as compared with $1.61

EBITDA from continuing operations for the first nine months of 2011, including the impact of special items and accounting changes, was $406.2 million versus $317.8 million in the comparable prior-year period.  Excluding the special items, adjusted EBITDA from continuing operations in the first nine months of 2011 was $449.7 million as compared with $450.6 million in the first nine months of 2010.

Operating cash flow from continuing operations for the first nine months of 2011 totaled $447.9 million versus $269.2 million in the comparable prior-year period.

Special Items

The results for the third quarter of 2011 and 2010 include the impact of special items and accounting changes totaling approximately $39.7 million pretax ($24.5 million aftertax, or approximately $0.21 per share) and $111.5 million pretax ($71.0 million aftertax, or approximately $0.61 per share), respectively.

Results for the first nine months of 2011 and 2010 include special items totaling $82.7 million pretax ($55.1 million aftertax, or approximately $0.48 per share) and $182.5 million pretax ($116.9 million aftertax, or approximately $0.99 per share), respectively.

The special items have been described in further detail in the “Footnotes and Definitions to Financial Information” section elsewhere herein.

Outlook

Reflecting its more favorable outlook on cash flows as well as a narrower earnings guidance range, Omnicare now expects the following for full-year 2011:

•	Revenues of $6.0 billion to $6.1 billion
•	Income per diluted share from continuing operations of $2.09 to $2.13 (excluding special items)
•	Cash flow from continuing operations increased to $500 million to $525 million (from prior guidance of $400 million to $450 million)

Webcast Today

Omnicare will hold a conference call to discuss its third-quarter 2011 financial results today, Tuesday, October 25, at 9:00 a.m. ET.  A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations section of Omnicare's Web site at http://ir.omnicare.com.  An archived replay will be made available on the Web site following the conclusion of the conference call.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Covington, Kentucky, provides comprehensive pharmaceutical services to patients and providers across North America.  As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers.  Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group.  For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions, including the proposed acquisition of PharMerica, on favorable terms or at all; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the successful integration of acquired companies and realization of contemplated synergies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; discontinuation of reporting average wholesale price, and/or implementation of new pricing benchmarks; legislative and regulatory changes impacting long term care pharmacies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with pharmaceutical benefit managers, Medicare Part D Plan sponsors and/or commercial health insurers or to the proportion of the Company’s business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events

#     #     #

Contact:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net sales	$1,544,360	$1,555,906	$1,516,207	$4,625,837	$4,500,003
Cost of sales	1,198,299	1,219,513	1,182,815	3,608,423	3,498,012
Gross profit	346,061	336,393	333,392	1,017,414	1,001,991
Selling, general and administrative expenses	191,293	192,474	190,745	573,934	559,435
Provision for doubtful accounts	24,255	24,357	22,376	73,142	65,304
Settlement, litigation and other related charges	6,742	19,816	36,731	32,571	71,598
Separation, benefit plan termination and related costs	-	-	64,760	-	64,760
Other miscellaneous charges	6,718	2,332	8,022	10,939	19,072
Operating income	117,053	97,414	10,758	326,828	221,822
Investment income	21	255	4,096	572	6,865
Interest expense	(49,840)	(27,996)	(30,975)	(106,641)	(99,295)
Amortization of discount on convertible notes	(6,107)	(5,989)	(7,615)	(17,969)	(22,419)
Income (loss) from continuing operations before income taxes	61,127	63,684	(23,736)	202,790	106,973
Income tax expense (benefit)	23,343	27,403	(14,100)	79,570	35,423
Income (loss) from continuing operations	37,784	36,281	(9,636)	123,220	71,550
Loss from discontinued operations	(9,900)	(37,728)	(93,630)	(67,479)	(112,365)
Net income (loss)	$27,884	$(1,447)	$(103,266)	$55,741	$(40,815)

Earnings (loss) per common share - Basic:
Continuing operations	$0.34	$0.32	$(0.08)	$1.09	$0.61
Discontinued operations	(0.09)	(0.33)	(0.81)	(0.59)	(0.96)
Net income (loss)	$0.25	$(0.01)	$(0.89)	$0.49	$(0.35)

Earnings (loss) per common share - Diluted:
Continuing operations	$0.33	$0.32	$(0.08)	$1.07	$0.61
Discontinued operations	(0.09)	(0.33)	(0.81)	(0.59)	(0.96)
Net income (loss)	$0.24	$(0.01)	$(0.89)	$0.49	$(0.35)

Weighted average number of common
shares outstanding:
Basic	112,729	113,487	115,554	113,443	116,909
Diluted	114,644	114,701	115,554	114,930	117,520

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
(000s)
Unaudited

Condensed Consolidated Balance Sheets Information, GAAP Basis:
	September 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents, including restricted cash	$681,642	$496,503
Accounts receivable, net	953,836	1,011,823
Inventories	357,642	418,965
Total current assets	2,360,927	2,457,796
Properties and equipment, net	213,283	204,717
Goodwill	4,301,702	4,234,821
Total noncurrent assets	4,965,446	4,905,617
Total assets	7,326,373	7,363,413

Liabilities and Stockholders Equity:
Total current liabilities	533,946	594,254
Long-term debt, notes and convertible debentures	2,116,632	2,106,758
Total noncurrent liabilities	3,010,176	2,953,215
Total liabilities	3,544,122	3,547,469
Stockholders' equity	3,782,251	3,815,944
Total liabilities and stockholders' equity	7,326,373	6,125,130

Condensed Consolidated Statement of Cash Flows Information, GAAP Basis:
	Three months ended	Nine months ended
	September 30, 2011	September 30, 2011
Cash flows from operating activities:
Net income	$27,884	$55,741
Loss from discontinued operations	9,900	67,479
Adjustments to reconcile net income to net cash
flows from operating activities	129,282	324,721
Net cash flows from operating activities of continuing operations	167,066	447,941
Net cash flows from operating activities of discontinued operations	449	869
Net cash flows from operating activities	167,515	448,810

Cash flows (used in) investing activities:
Net cash flows (used in) investing activities of continuing operations	(103,476)	(133,137)
Net cash flows used in investing activities of discontinued operations	(154)	(567)
Net cash flows (used in) investing activities	(103,630)	(133,704)

Cash flows from (used in) financing activities:
Net cash flows from (used in) financing activities of continuing operations	94,443	(129,645)

Net increase in cash and cash equivalents	158,328	185,461
Less increase in cash and cash equivalents of discontinued operations	295	302
Increase in cash and cash equivalents of continuing operations	$158,033	$185,159

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (a)
(000s, except per share amounts)
Unaudited

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Adjusted earnings per share ("EPS") from continuing operations:
Diluted earnings (loss) per share from continuing operations	$0.33	$0.32	$(0.08)	$1.07	$0.61
Special items: (a)
Settlement, litigation and other related charges	0.04	0.14	0.21	0.21	0.40
Amortization of discount on convertible notes	0.03	0.03	0.04	0.10	0.12
Benefit plan termination and related costs	-	-	0.36	-	0.35
Debt redemption costs, net	0.11	-	-	0.11	0.05
Other miscellaneous charges, net	0.04	0.01	0.01	0.06	0.07
Total - Special items	0.21	0.19	0.61	0.48	0.99
Adjusted diluted earnings per share from continuing operations	$0.54	$0.50	$0.53	$1.55	$1.61

Adjusted gross profit:
Gross profit from continuing operations	$346,061	$336,393	$333,392	$1,017,414	$1,001,991
Special items	-	-	(2,836)	-	(1,927)
Adjusted gross profit	$346,061	$336,393	$330,556	$1,017,414	$1,000,064

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) from continuing operations:
EBIT from continuing operations	$117,053	$97,414	$10,758	$326,828	$221,822
Depreciation and amortization expense	32,761	32,755	50,477	97,326	118,377
Amortization of discount on convertible notes	(6,107)	(5,989)	(7,615)	(17,969)	(22,419)
EBITDA from continuing operations	143,707	124,180	53,620	406,185	317,780
Special items	13,460	22,148	88,576	43,510	132,826
Adjusted EBITDA from continuing operations	$157,167	$146,328	$142,196	$449,695	$450,606

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations	$143,707	$124,180	$53,620	$406,185	$317,780
(Subtract)/Add:
Interest expense, net of investment income	(49,819)	(27,741)	(26,879)	(106,069)	(92,430)
Income tax provision	(23,343)	(27,403)	14,100	(79,570)	(35,423)
Separation, benefit plan termination and related costs	-	-	25,187	-	25,187
Debt redemption tender premium	(14,612)	(255)	(268)	(16,144)	(7,591)
Write-off of debt issuance costs, net	4,994	68	-	5,260	2,060
Changes in assets and liabilities, net of effects from
acquisition and divestiture of businesses	106,139	68,097	50,526	238,279	59,652
Net cash flows from operating activities of continuing operations	167,066	136,946	116,286	447,941	269,235
Net cash flows (used in) from operating activities of discontinued operations	449	(26)	845	869	1,473
Net cash flows from operating activities	$167,515	$136,920	$117,131	$448,810	$270,708

The footnotes and definitions presented at the separate “Footnotes and Definitions to Financial Information” pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Footnotes:
Non-GAAP Information:
Omnicare, Inc. (“Omnicare” or the “Company”) management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges, enhances investors’ understanding of how Omnicare management assesses the performance of the Company’s business.  Omnicare management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation.  Omnicare’s method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited.

(a)
Financial results from continuing operations included special item charges of approximately $40 million, $28 million and $111 million in the three months ended September 30 and June 30, 2011 and September 30, 2010, respectively, and approximately $83 million and $182 million in the nine months ended September 30, 2011 and 2010, respectively.  Additional information regarding the special item charges follows:

(i).
Operating income includes settlement, litigation and other related charges (including related professional expenses) for resolution of certain regulatory matters with various states and regulatory agencies, as well as costs associated with certain large customer disputes, purported class and derivative actions against the Company, and settlement of the investigation by the United States Attorney’s Office, District of Massachusetts (in the 2010 period).  Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax items recognized.

(ii).
Financial results from continuing operations for the three months ended September 30 and June 30, 2011 and September 30, 2010 and the nine months ended September 30, 2011 and 2010 included the following special item charges which are included in the cost of sales, other miscellaneous charges and interest expense captions of the income statement:

i.
Operating income for the three months ended September 30 and June 30, 2011 and September 30, 2010 included acquisition and other related costs of approximately $6.7 million, $2.3 million and $3.9 million, respectively.  These expenses were primarily related to professional fees and acquisition related restructuring costs for acquisitions, offset by reductions in the Company's original estimate of contingent consideration payable for acquisitions in the 2010 period.  The nine months ended September 30, 2011 and 2010 included similar expenses of approximately $10.9 million and $4.0 million, respectively.

ii.
Financial results from continuing operations for the three months and nine months ended September 30, 2011 include charges of approximately $20.2 million and $21.2 million, respectively, primarily due to net debt redemption costs of approximately $17.6 million for the early redemption of $425 million of the 6.875% Senior Subordinated Notes, due 2015, and $2.5 million related to the termination of the Company’s old revolving credit agreement.  The nine month ended 2011 period also includes approximately $1.1 million related to the early redemption of $200 million of 6.125% Senior Subordinated Notes, due 2013.  The nine months ended September 30, 2010 includes approximately $10.2 million of debt redemption costs related to the Company’s Q2 2010 refinancing transactions.

iii.
Operating income includes restructuring and other related charges of approximately $3.3 million and $10.3 million for the three and nine months ended September 30, 2010, respectively, in connection with the "Omnicare Full Potential" Plan.

iv.
For the three and nine months ended September 30, 2010, operating income includes a special charge/(credit) of approximately $(3.0) million and $(1.1) million, respectively, for additional costs (net of recoveries) precipitated by the quality control, product recall and fire issues at one of the Company's repackaging locations ("Repack Matters").

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

v.
Operating income includes charges of approximately $0.9 million and $3.5 million for the three and nine months ended September 30, 2010, respectively, relating to the accounting for share-based payments, which primarily relates to non-cash stock option expense.

vi.
In connection with funding the benefit payments to certain former executives in the three and nine months ended September 30, 2011, the Company recorded a gain, recorded in investment income, of approximately $3.2 million on rabbi trust assets liquidated to make the payments.

(ii).
The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes of approximately $6 million in the three months ended September 30 and June 30, 2011, respectively.   These costs totaled approximately $8 million for the three months ended September 30, 2010 and $18 million and $22 million for the nine months ended September 30, 2011 and 2010, respectively.

(iii).
Operating income for the three and nine months ended September 30, 2010 included separation, benefit plan termination and related costs of approximately $65 million, which was comprised of the following:

i.
A charge of approximately $40 million in the three and nine months ended September 30, 2010 for separation costs with three former Omnicare executives.  These amounts primarily relate to the accelerated vesting of restricted stock awards, stock options, severance, interest, and employer payroll taxes on these items.

ii.
On September 30, 2010, the Company terminated the defined benefit portion of its Excess Benefit Plan.  As a result of the Plan termination, the Company recognized a one-time charge to expense of approximately $25 million for benefit plan termination and related costs in the three and nine months ended September 30, 2010.

Discontinued Operations:
In 2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the Disposal Group”) that are non-strategic in nature.    Also, in connection with the reallocation of resources started in the second half of 2010 and the previously disclosed unfavorable market conditions experienced by its Contract Research Services organization (“CRO Services”) business, the Company committed to a plan to divest of its CRO Services business in the first quarter of 2011 and completed the divestiture in April 2011. Also, in the second quarter of 2011, the Company divested its Tidewater Group Purchasing Organization (“Tidewater”).  The Company determined that the CRO Services and Tidewater businesses were no longer good strategic fits within the Company’s portfolio of assets.  In the third quarter of 2011, the prior letter of intent (“LOI”) regarding the disposition of the remaining durable medical equipment (“DME”) portion of the Disposal Group was terminated, and a new LOI was entered into with a separate party.  In connection with these activities, and as a result of the Company’s third quarter 2011 fair value assessment, Omnicare recorded a loss on discontinued operations for the DME portion of the Disposal Group in the three and nine months ended September 30, 2011.  For the nine months ended September 30, 2011, CRO Services and Tidewater recorded impairment losses to reduce the carrying value of the CRO Services and Tidewater operations to fair value based on the final terms of the divestiture as of September 30, 2011.  The results from operations for all periods presented have been revised to reflect the results of the Disposal Group and Tidewater (collectively, the “Non-Core Disposal Group”), as well as CRO Services as discontinued operations, including certain expenses of the Company related to the divestitures.
EBIT represents earnings before interest expense (net of investment income) and income taxes.

Definitions:
GAAP:
Amounts that conform with U.S. Generally Accepted Accounting Principles (“GAAP”).

Non-GAAP:
Amounts that do not conform with U.S. GAAP.

Earnings Per Share:
EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented.  Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

EBIT:
EBIT represents earnings before interest expense (net of investment income) and income taxes.

EBITDA:
EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization.  Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose.  EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity.  Omnicare’s calculation of EBITDA may differ from the calculation of EBITDA by others.  Certain special items must be added back to (or deducted from) EBITDA and/or Adjusted EBITDA to avoid “double-counting” in the Company’s calculation of EBITDA.